Exhibit 10.2

Amendment to Employment Agreement

The Princeton Review, Inc.

This Amendment to Employment Agreement (the “Amendment”) is between Mark Chernis (“Chernis”) and The Princeton Review, Inc. (“TPR”), and modifies the Employment Agreement between Chernis and TPR dated April 10, 2002 (the “Agreement.”), effective July 22, 2007.

1.	Section 1 of the Agreement is deleted and replaced by the following:

1. Job Description: Chernis shall serve as the President of TPR’s Test Preparation Division and Chief Operating Officer of TPR, working full time from TPR’s headquarters. Chernis shall devote his full business energies to the business affairs of TPR. Further, he shall use his best efforts, skill and abilities to promote TPR’s interests in accordance with guidelines, policies and objectives established by TPR from time to time.

2.	Special Cash Bonus. On or before December 31, 2007, TPR shall pay Chernis a one-time cash bonus (the “Special Bonus”) of $350,000 (from which shall be deducted taxes and all other applicable withholdings), in recognition of responsibilities as President of TPR’s Test Preparation Division and his new responsibilities serving as Chief Operating Officer and otherwise.

3.	Stock Option Award: Effective on July 22, 2007, pursuant to The Princeton Review, Inc. 2000 Stock Incentive Plan (as amended and restated on March 24, 2003 and as may hereafter be amended) (the “Plan”), TPR is granting Chernis an option (the “Option”) to purchase 250,000 shares of TPR’s common stock (the “Option Shares”) at a per-share exercise price equal to the fair market value of a share of TPR common stock for the effective date of the grant, determined in accordance with the terms of the Plan, being the closing price on July 20, 2007. Subject to Chernis’s continued employment with TPR on each vesting date, Chernis’s right to exercise the Option shall vest as to 6.25% of the Option Shares on October 31, 2007 and on the last day of every third month thereafter; provided that, if TPR terminates Chernis’s employment without Cause, the Agreement is not renewed for an additional term in the absence of termination of Chernis’s employment for Cause, or Chernis terminates his employment for “Good Reason” (as provided in Paragraph 4 below), then the vesting of the Option, to the extent not vested as of the date of such termination shall accelerate and the Option shall be fully exercisable. Following termination of his employment, Chernis shall have 90 days to exercise the Option to the extent it is then vested; provided that, if at the expiration of such period of 90 days Chernis shall not have been able to exercise the Option and sell Option Shares within such period of 90 days because to do so would have violated a Company policy, an agreement between the Company and Chernis or any securities law, then such period shall be extended for an additional 90 days.

4.	Section 6 of the Agreement is deleted and replaced by the following:

6. Severance: In the event that TPR terminates Chernis’s employment without Cause, the Agreement is not renewed for an additional term in the absence of termination of Chernis’s employment for Cause, or Chernis terminates his employment for “Good Reason” as customarily defined in employment contracts for executives in similar positions at similar companies, and such termination occurs in either calendar year 2007 or calendar year 2008, then in addition to the payments under Section 5.1 of the Policy Statement and in lieu of the payments provided under Sections 5.3 and 5.4 of the Policy Statement (which Sections shall not apply to Chernis in any event), TPR shall pay Chernis severance (“Severance Compensation”) in an amount equal to 200% of the sum of (a) his base salary and (b) 75% of the maximum bonus compensation he is eligible to earn with respect to the year in which such termination occurs (namely, 50% of his Base Salary for that year), but not including the Special Bonus; provided that, if such a termination occurs in either of such years and within twelve (12) months after a Change in Control or Change of Control (the two being synonymous for purposes of the Agreement, as amended hereby) that occurs on or prior to December 31, 2008, the 75% percentage relating to the bonus amount to be used in calculating Severance Compensation by multiplying the Base Salary and bonus amount by 200% shall be deemed to be 100%; and provided further that, if such termination occurs after December 31, 2008, the bonus amount in clause (b) above to be used in the calculation of Severance Compensation by multiplying the Base Salary and bonus amount by 200% shall be the actual amount of the bonus earned by Chernis with respect to the immediately preceding year, if any. Any such payment shall be paid to Chernis in a lump sum, less taxes and other applicable withholdings, within thirty (30) days of his termination. In addition, TPR shall pay directly, or reimburse Chernis for, the monthly premium for continuation coverage under TPR’s health and dental insurance plans (“Severance Benefits”) for a period of 18 months after the date termination of his employment is effective, provided that Chernis makes a timely election for such continuation coverage under the Consolidate Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Anything to the contrary in this Section or the Policy Statement notwithstanding, Chernis shall not be eligible to receive Severance Compensation or Severance Benefits unless he shall have executed and delivered to TPR, and not revoked, a release agreement in a form acceptable to TPR. For the avoidance of doubt, a Change in Control or Change of Control for purposes of the Agreement, as amended hereby, shall not include the Series C Convertible Preferred Stock financing transaction being undertaken by TPR.

5.	Chernis shall retain the use of the particular office he currently uses within the offices of TPR at 2315 Broadway, New York, New York (so long as TPR continues to have its offices at such address and Chernis is employed by TPR). He may also retain his Board of Director seat at SchoolNet. Chernis shall also be reimbursed for the reasonable attorney’s fees and expenses he incurs in connection with the negotiation, execution and delivery of this Amendment.

6.	Except as expressly modified by this Amendment, all terms in the Agreement shall continue in full force and effect.

Agreed to this 22nd day of July, 2007.

THE PRINCETON REVIEW, INC.

By:	/s/ MICHAEL J. PERIK	/s/ MARK CHERNIS
Name:	Michael Perik	Mark Chernis
Title:	Chief Executive Officer